FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282944-06

NEW ISSUE CMBS:	$991.466MM BANK5 2026-5YR23 **Price Guidance**
CO-LEAD MANAGERS & BOOKRUNNERS:	Morgan Stanley, J.P. Morgan, Wells Fargo Securities, BofA Securities
CO-MANAGERS:	Academy Securities and Siebert Williams Shank

PUBLICLY OFFERED CERTIFICATES

CLASS	EXPECTED RATINGS (FITCH/MOODY's/M*DBRS)	AVAILABLE SIZE ($MM)	CE%	WAL (YRS)	PRIN WINDOW	NOI DY%	LTV%	Price Guidance
A-1	AAAsf/Aaa(sf)/AAA(sf)	$3.800	30.000%	2.42	1 - 55	15.4%	43.5%	J+70a	<------BFF Auction Due 6/25 at 10AM ET
A-2*	AAAsf/Aaa(sf)/AAA(sf)	$350.000	30.000%	4.78	55 - 59	15.4%	43.5%	A3-2bps
A-3*	AAAsf/Aaa(sf)/AAA(sf)	$427.102	30.000%	4.94	59 - 60	15.4%	43.5%	J+80a
A-S	AAAsf/A1(sf)/AAA(sf)	$108.768	20.250%	5.00	60 - 60	13.5%	49.5%	J+115a
B	AA-sf/NR/AA(low)(sf)	$58.568	15.000%	5.00	60 - 60	12.7%	52.8%	J+135a
C	A-sf/NR/A(low)(sf)	$43.228	11.125%	5.00	60 - 60	12.2%	55.2%	J+180a

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible available sizes below:

A-2:	$0 - $350.000mm
A-3:	$427.102mm - $777.102mm

POOL BALANCE:	$1,174,288,991
NUMBER OF LOANS/PROPERTIES:	33 / 167
WA MORTGAGE INT. RATE:	6.508%
WA CUT-OFF LTV:	62.1%
WA UW NCF DSCR:	1.53x
WA UW NOI DEBT YLD:	10.8%
WA ORIG TERM TO MATURITY:	60
WA ORIG AMORTIZING TERM:	310
TEN LARGEST LOANS:	55.7%
LOAN SELLERS:	MSMCH (36.8%), WFB (28.0%), BANA (25.3%), JPMCB (9.9%)
TOP 5 STATES:	CA (25.4%), NY (18.8%), TX (12.2%), PA (7.4%), FL (7.2%)
TOP 5 PROPERTY TYPES:	OF (26.1%), MF (16.3%), MU (12.7%), RT (12.0%), IN (11.0%)

RISK RETENTION	Eligible vertical interest

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	Torchlight Loan Services, LLC
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	BellOak, LLC
INITIAL CONTROLLING CLASS REP:	Torchlight Debt Fund VIII Holdings (US), LLC or its affiliate

EXPECTED PRICING:	Week of June 22, 2026
EXPECTED SETTLEMENT:	July 14, 2026

The depositor has filed a registration statement (including a prospectus) with the SEC (File No. 333-282944) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS: ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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